EXHIBIT 5.1

June 8, 2006

NovaStar Certificates Financing Corporation

8140 Ward Parkway, Suite 300

Kansas City, Missouri 64114

Re:	NovaStar Mortgage Funding Corporation

    Registration Statement on Form S-3 (333-131111)

Ladies and Gentlemen:

We have acted as counsel to NovaStar Certificates Financing Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale of the NovaStar Mortgage Funding Trust, Series 2006-MTA1, NovaStar Home Equity Loan Asset-Backed Notes, Series 2006-MTA1, Class 1A-1, Class 2A-1A, Class 2A-1B, Class 2A-1C, Class X, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class M-9 and Class M-10 Notes (the “Notes”). The Company’s Registration Statement on Form S-3, dated April 17, 2006 has been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Notes were issued pursuant to the Indenture, dated as of May 1, 2006, among NovaStar Mortgage Funding Trust, Series 2006-MTA1, as issuing entity, JPMorgan Chase Bank, National Association, as indenture trustee and J.P. Morgan Trust Company, National Association, as co-trustee.

As such counsel, we have examined copies of the Articles of Incorporation and Bylaws of the Company, the Registration Statement, the Agreement, and originals or copies of such other corporate minutes, records, agreements and other instruments of the Company, certificates of public officials and other documents and have made such examinations of law, as we have deemed necessary to form the basis for the opinion hereinafter expressed. In our examination of such materials, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us.

We do not express any opinion herein concerning any law other than the federal laws of the United States of America and the laws of the State of New York and we express no opinion as to the laws of any other jurisdiction. All opinions expressed herein are based on laws, regulations and policy guidelines currently in force and may be affected by future regulations.

Based upon and subject to the foregoing, we are of the opinion that:

When the Notes have been duly executed and delivered, authenticated by the Indenture Trustee and sold as described in the Prospectus, the Notes will be legally issued, fully paid and non-assessable. This opinion is subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors’ rights generally and court decisions with respect thereto and we express no opinion with respect to the application of equitable principles or remedies in any proceeding, whether at law or in equity.

We hereby consent to the references to this firm under the caption “Legal Matters” in the related Prospectus Supplement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Dewey Ballantine LLP